Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT, dated of as January 12, 2026, by and between Eshallgo Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) and [ ] (“[Holder]”). All capitalized or undefined terms used herein shall have the respective definitions set forth in the Transaction Documents (as defined below) unless otherwise defined herein.

W I T N E S S E T H:

WHEREAS, the Company and [Holder] entered into a Securities Purchase Agreement, dated as of November 29, 2024 (the “SPA”) and those certain Convertible Debentures, issued November 29, 2024 in an original principal amount of $1,500,000 delivered by the Company to [Holder] and bearing Number EHGO [1]-[3] (“Debenture 1”), December 18, 2024 in an original principal amount of $2,000,000 delivered by the Company to [Holder] and bearing Number EHGO [2]-[3] (the “Debenture 2”) and December 30, 2024 in an original principal amount of $1,500,000 delivered by the Company to [Holder] and bearing Number EHGO [3]-[3] (“Debenture 3”) (collectively Debenture 1, Debenture 2 and Debenture 3 shall be referred to as the “Debentures”). Collectively, the SPA, the Debentures and all other agreements executed by [Holder] and the Company in connection with the SPA and the Debentures shall be referred to as the “Transaction Documents”.

WHERAS, the Company and [Holder] entered into a floor price adjustment agreement dated October 17, 2025 pursuant to which the Floor Price of the Debentures was reduced to $0.40 (the “Reset Agreement”).

WHEREAS, Pursuant to Section 2(a) of the Debentures the Company was obligated to, if any time after the Issuance Date and any time thereafter, an Amortization Event or a Floor Price Event occurs, make monthly payments beginning on the 10th Trading Day after the Amortization Event Date, and in the case of a Floor Price Event the 30th calendar days after the Floor Price Event, and continuing on the same day of each successive Calendar Month. Each monthly payment shall be in an amount equal to the sum of (i) $1,000,000 of Principal (in the aggregate among all Debentures) (the “Amortization Principal Amount”), plus (ii) the Payment Premium (in respect of such Amortization Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date.

The obligation of the Company to make monthly prepayments related to a Amortization Event shall cease (with respect to any payment that has not yet come due) if any time after the Amortization Event Date if in the event of a Floor Price Event, on the date that is the 5th consecutive Trading Day that the daily VWAP of the Company’s Ordinary Shares is greater than 110% of the Floor Price then in effect.

WHEREAS, as described herein an Amortization Event in the form of a Floor Price Event occurred, in that the price of the Company’s Ordinary Shares was below the designated Floor Price of $0.40 for five (5) Trading Days during a period of seven (7) consecutive Trading Days after October 31, 2025 and at no time thereafter has the daily VWAP of the Company’s Ordinary Shares been greater than 110% of the Floor Price then in effect for the 5 consecutive Trading Days.

WHEREAS, the Company has failed to make such Amortization Principal Amount payments when due as a result of the Amortization Event and that as more than five (5) Trading Days have elapsed since such payment of Amortization Principal Amount was due an Event of Default has occurred pursuant to Section 3(a)(i) of the Debentures (the “Amortization Principal Payment Default”);

WHEREAS, The maturity date of the Debentures as articulated in Section 1(a) therein was November 28, 2025 (the “Maturity Date”) at which time the full unpaid Principal Amount of the Debentures, together with interest and other amounts owing in respect thereof, were immediately due and payable.

WHEREAS, The Company has failed to make such payment of the full unpaid Principal Amount of the Debentures, together with interest and other amounts owing in respect thereof on the Maturity Date which constitutes an Event of Default pursuant to Section 3(a)(i) of the Debentures (“Maturity Payment Default” and together with Amortization Principal Payment Default the “Existing Defaults”).

WHEREAS, the Company requested that [Holder] forbear from exercising its rights as a result of such Existing Defaults described herein and articulated in the Transaction Documents;

WHEREAS, [Holder] and the Company executed a forbearance agreement dated December 16, 2025 (the “December Forbearance Agreement”);

WHEREAS, the Forbearance Period as defined in the December Forbearance Agreement has expired and as a result of [Holder]’s Notice of Default and Payment to the Company dated January 8, 2026 (“January Notice of Default”) the Company requested that [Holder] again forbear from exercising its rights as a result of such Events of Default described herein and articulated in the January Norice of Default; and

WHEREAS, [Holder] is willing to agree to forbear from exercising its rights as a result of such Events of Default described herein and articulated in the January Notice of Default;

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

1.	ACKNOWLEDGEMENT OF EVENT OF DEFAULT.

a.	Notwithstanding [Holder]’s agreement to not exercise its rights as a result of such Events of Default described herein and articulated in the January Notice of Default the Company acknowledges that as of the date hereof, the Existing Defaults have occurred, continue to exist, remain uncured and the Company has failed to pay the Amortization Principal Amount, the full unpaid Principal Amount of the Debentures, together with interest and other amounts owing in respect thereof, remain outstanding and are immediately due and payable.

b.	The Company hereby acknowledges that the Existing Defaults entitles [Holder] to exercise its rights and remedies under the Transaction Documents and applicable law or otherwise, including but not limited to full repayment of all amounts due and outstanding under the Debentures pursuant to Sections 3(a)(i) and 3(b) thereunder. The Company acknowledges that notwithstanding [Holder]’s agreement to not exercise its rights as a result of such Existing Defaults described herein [Holder] has not waived, presently does not intend to waive and may never waive such Existing Defaults and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver.

c.	Acknowledgement of Outstanding Amounts. The Company hereby acknowledges, confirms and agrees that as of the date hereof, the Company is indebted to [Holder] under the Debentures, in such amounts together with all accrued and unpaid interest thereon, which are accurately reflected in Annex I attached hereto as of the date set forth in Annex I and agree that these amounts are true and correct as of the date set forth in Annex I. All amounts owed, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by the Company to [Holder] under such Transaction Documents (collectively, the “Obligations”), are unconditionally owed by the Company to [Holder], without offset, defense or counterclaim of any kind, nature or description whatsoever.

d.	Binding Effect of Documents. The Company hereby acknowledges, confirms and agrees that: (a) the Transaction Documents to which it is a party have been duly executed and delivered to [Holder] by the Company and each is in full force and effect as of the date hereof, (b) the agreements and obligations of the Company contained in such documents, including the Reset Agreement, and in this Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, and that the Company has no valid defense to the enforcement of such obligations, and (c) [Holder] is and shall be entitled to the rights, remedies and benefits provided for in the Transaction Documents and applicable law.

2.	FORBEARANCE IN RESPECT OF EVENT OF DEFAULT.

a.	Forbearance.

i.	In reliance upon the representations, warranties and covenants of the Company contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, [Holder] agrees to forbear from exercising its rights and remedies under the Transaction Documents or applicable law in respect of or arising out of the Existing Defaults, subject to the conditions, amendments and modifications contained herein for the period commencing on the date hereof and ending on February 12, 2026 (the “Forbearance Period”), so long as the Company strictly complies with the terms of this Agreement, and (ii) there is no occurrence or existence of any other Event of Default as defined in the Transaction Documents or herein, other than the Existing Defaults.

ii.	Notwithstanding the foregoing, in the event that at any time the Company fails to fulfill its obligations under Section 3(b) herein, [Holder] may, in its discretion, exercise any or all of its rights and remedies under the Transaction Documents including but not limited to as a result of any Existing Defaults which may be continuing on the date hereof, any Event of Default which may occur after the date hereof or any default under this Agreement, including but not limited to its conversion rights under the outstanding Notes into the Company’s Ordinary Shares outstanding. Such Ordinary Shares issued upon conversion shall be eligible for resale by [Holder] in accordance with Rule 144 under the Securities Act.

b.	Consideration for Forbearance.

i.	As consideration for [Holder] forbearing to exercise its rights under the Transaction Documents, no later than January 15, 2026 the Company shall pay to [Holder] USD$75,000.00, which shall not be applied to the principal and interest due and outstanding under the Debentures (the “Forbearance Payments”).

ii.	Upon the termination of this Agreement as a result of, including but not limited to, the Company’s failure to comply with the terms herein or the expiration of the Forbearance Period, the agreement of [Holder] to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit [Holder] to exercise such rights and remedies immediately, including, but not limited to, the acceleration of all of the Obligations without any further notice, passage of time or forbearance of any kind. This Agreement shall be deemed to satisfy any and all requirements by [Holder] to notify the Company of the occurrence of the Existing Default and satisfies any obligation by [Holder] to give the Company an opportunity to cure the Existing Defaults.

3.	NO OTHER WAIVERS; RESERVATION OF RIGHTS.

i.	[Holder] has not waived, is not by this Agreement waiving, and has no intentions of waiving, any of the Existing Defaults which may be continuing on the date hereof or any Events of Default which may occur after the date hereof.

ii.	Subject to Section 3(b) above, [Holder] reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Transaction Documents including but not limited to as a result of any Existing Defaults which may be continuing on the date hereof, any Event of Default which may occur after the date hereof, and [Holder] has not waived any of such rights or remedies under the Transaction Documents, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

4.	RELEASE. In exchange for the accommodations made by [Holder] herein, the Company does hereby, on behalf of itself and its agents, representatives, attorneys, assigns, heirs, subsidiaries, executors and administrators (collectively, “Company Parties”) RELEASE AND FOREVER DISCHARGE [Holder] and its subsidiaries and its respective affiliates, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators (collectively, “[Holder] Parties”) from all causes of action, suits, debts, claims and demands whatsoever known or unknown, at law, in equity or otherwise (collectively, “Claims”), which the Company Parties ever had, now has, or hereafter may have, arising from or relating in any way to the Company’s status as a debtor of [Holder] on or prior to the date hereof, any agreement between the Company Parties and the [Holder] Parties entered into prior to the date hereof, any claims for reasonable attorneys’ fees and costs, and including, without limitation, any claims relating to fees, penalties, liquidated damages, and indemnification for losses, liabilities and expenses, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Agreement. The release contained in this Section is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, or implied or express contract. It is expressly understood and agreed that this release shall operate as a clear and unequivocal waiver by the Company Parties of any such claim whatsoever.

5.	PROVISIONS OF GENERAL APPLICATION.

a.	Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Transaction Documents are intended or implied and in all other respects the Transaction Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Agreement and the Transaction Documents, the terms of this Agreement shall control. The Transaction Documents and this Agreement shall be read and construed as one agreement.

b.	Governing Law. This Agreement shall be interpreted according to the laws of the State of New York and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Any notices, demands, consents, other writings or communications permitted or required by this Agreement shall be given in the manner and to the address as set forth in the Transaction Documents.

c.	Service of Process. The Company hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Agreement, such service to become effective thirty (30) days after the date of such e-mail or mailing, as applicable. The Company hereby irrevocably waives any defense it may have on the grounds of insufficient or improper service with respect to service of process effected in accordance with this Section 6(c).

d.	Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE BETWEEN FACTOR AND CLIENT ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

Eshallgo Inc.

By:
Name:
Title:

[Holder]

By:
Name:
Title:

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